1215 Superior Avenue Cleveland, Ohio 44114 (216) 566-5300

       NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD TUESDAY, APRIL 22, 2003

            NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Charter One Financial, Inc. will be held as follows:

TIME. . . . . . . . . . . . . . .	11:00 a.m. local time Tuesday, April 22, 2003
PLACE. . . . . . . . . . . . .	Forum Conference Center 1375 East Ninth Street Cleveland, Ohio
ITEMS OF BUSINESS.	(1) To elect seven directors as described in the accompanying proxy statement.
(2) To reapprove the Charter One Financial, Inc. Top Executive Incentive Goal Achievement Plan for purposes of satisfying §162(m) of the Internal Revenue Code.
(3) To transact such other business as may properly come before the meeting and any adjournments thereof.
RECORD DATE. . . . . .	Holders of Charter One Financial, Inc. common stock of record at the close of business on February 21, 2003, are entitled to vote at the annual meeting or any adjournment thereof.
ANNUAL REPORT. . .	Charter One Financial, Inc.'s 2002 Annual Report to Shareholders, which is not a part of the proxy soliciting materials, is enclosed.
PROXY VOTING. . . . .	It is important that your shares be represented and voted at the meeting. You can vote your shares by completing and returning the enclosed proxy card. Registered shareholders, that is, shareholders who hold their stock in their own name, can also vote their shares over the Internet or by telephone. If Internet or telephone voting is available to you, voting instructions are printed on the proxy card sent to you. Regardless of the number of shares you own, your vote is very important. Please act today.

BY ORDER OF THE BOARD OF DIRECTORS /s/ Charles John Koch CHARLES JOHN KOCH Chairman of the Board, President and CEO
Cleveland, Ohio
March 14, 2003

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CHARTER ONE FINANCIAL, INC.
1215 Superior Avenue
Cleveland, Ohio 44114
(216) 566-5300

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS
April 22, 2003

TABLE OF CONTENTS

PAGE
INTRODUCTION	1
ANNUAL REPORT	1
INFORMATION ABOUT THE ANNUAL MEETING	2
What is the purpose of the annual meeting?	2
Who is entitled to vote?	2
What if my shares are held in "street name" by a broker?	2
How is Company stock in the Company's Retirement Savings Plan voted?	2
How many shares must be present to hold the meeting?	2
What if a quorum is not present at the meeting?	2
How do I vote?	3
Can I vote by telephone or on the Internet if I am not a registered shareholder?	3
Can I change my vote after I submit my proxy?	3
How does the Board of Directors recommend I vote on the proposals?	3
What if I do not specify how my shares are to be voted?	3
Will any other business be conducted at the meeting?	4
How many votes are required to elect the director nominees?	4
What happens if a nominee is unable to stand for election?	4
How many votes are required to approve the proposal to reapprove the Charter One Financial, Inc. Top Executive Incentive Goal Achievement Plan for purposes of satisfying 𨳺(m) of the Internal Revenue Code?	4
How will abstentions be treated?	4
How will broker non-votes be treated?	4

STOCK OWNERSHIP	4
Stock Ownership of Significant Shareholders, Directors and Executive Officers	4
Section 16(a) Beneficial Ownership Reporting Compliance	6

PROPOSAL 1 -- ELECTION OF DIRECTORS	6

GOVERNANCE OF THE COMPANY	10
General	10
Committees	11

AUDIT COMMITTEE REPORT	12

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RELATIONSHIP WITH INDEPENDENT AUDITORS	13
Independent Auditing Firm Fees	13

COMPENSATION OF DIRECTORS	14

SUMMARY COMPENSATION INFORMATION	15
Summary Compensation Table	15
Stock Option Grants in Last Fiscal Year	16
Aggregate Option Exercises in Last Fiscal Year and FY-End Option Values	16
Supplemental Executive Retirement Plan	17
Employment Agreements	17
COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION	18
General	18
Executive Compensation Philosophy	18
Base Salary	19
Incentive Plans	20
Corporate Performance and Executive Pay	21
STOCK PERFORMANCE GRAPH	23
TRANSACTIONS WITH RELATED PARTIES	24
PROPOSAL 2 -- REAPPROVAL OF THE CHARTER ONE TOP EXECUTIVE INCENTIVE GOAL ACHIEVEMENT PLAN FOR PURPOSES OF SATISFYING §162(m) OF THE INTERNAL REVENUE CODE	24
Summary of the TEIGAP	24
Vote Required and Board Recommendation	26
PROXY SOLICITATION COSTS	26
SHAREHOLDER PROPOSALS FOR 2004 ANNUAL MEETING	26
OTHER MATTERS	27
APPENDIX A	A-1

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CHARTER ONE FINANCIAL, INC.
1215 Superior Avenue
Cleveland, Ohio 44114
(216) 566-5300

PROXY STATEMENT

INTRODUCTION

       The Charter One Financial, Inc. Board of Directors is using this proxy statement to solicit proxies from the holders of common stock of Charter One Financial, Inc. for use at the Company's upcoming Annual Meeting of Shareholders. The Annual Meeting of Shareholders will be held on Tuesday, April 22, 2003, at 11:00 a.m. local time, at the Forum Conference Center, 1375 East Ninth Street, Cleveland, Ohio. At the meeting, shareholders will be asked to vote on the two matters set forth in the accompanying Notice of Annual Meeting of Shareholders and are described in more detail below. Shareholders also will consider any other matters that may properly come before the meeting, although the Board of Directors knows of no other business to be presented. Charter One Financial, Inc. is referred to in this proxy statement from time to time as "Charter One" or the "Company."

       By submitting your proxy card, either by signing and returning the enclosed proxy card or by voting electronically via the Internet or by telephone, you authorize the Board of Directors of Charter One to represent you and vote your shares at the meeting in accordance with your instructions. These persons also may vote your shares to adjourn the meeting from time to time and will be authorized to vote your shares at any adjournments or postponements of the meeting.

       All share and per share data in this proxy statement have been restated to reflect the effect of the five percent stock dividend paid by the Company on September 30, 2002.

       This proxy statement and the accompanying materials are being mailed to shareholders on or about March 14, 2003.

       Your proxy vote is important. Whether or not you plan to attend the meeting, please submit your proxy card promptly either in the enclosed envelope, via the Internet or by telephone.

ANNUAL REPORT

       The Company's Annual Report to Shareholders for the year ended December 31, 2002, which includes the Company's audited consolidated financial statements, is enclosed. The enclosed Annual Report to Shareholders includes the materials we are required to file with the Securities and Exchange Commission (the "SEC") in our Annual Report on Form 10-K for the year ended December 31, 2002, excluding the exhibits to the Form 10-K. Copies of the exhibits to the Form 10-K may be obtained at a cost of 30 cents per page by contacting our Investor Relations Department, 790 Penniman, Plymouth, Michigan 48170; Attention: Ellen Batkie, Senior Vice President. Although the Annual Report to Shareholders is being mailed to shareholders with this proxy statement, it does not constitute a part of the proxy solicitation materials and is not incorporated herein by reference. If, upon receipt of this proxy material, you have not received the Annual Report to Shareholders, please contact our Investor Relations Department at the address set forth above or call (800) 262-6301, and a copy will be sent to you.

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INFORMATION ABOUT THE ANNUAL MEETING

What is the purpose of the annual meeting?

       At the annual meeting, shareholders will be asked to:

Proposal 1.	Elect seven directors, each for a term of three years; and
Proposal 2.	Reapprove the Charter One Financial, Inc. Top Executive Incentive Goal Achievement Plan for purposes of satisfying §162(m) of the Internal Revenue Code.

The shareholders also will transact any other business that may properly come before the meeting. Members of Charter One's management team will be present at the meeting to respond to appropriate questions from shareholders.

Who is entitled to vote?

       The record date for the meeting is February 21, 2003. Only shareholders of record at the close of business on that date are entitled to notice of and to vote at the meeting. The only class of stock entitled to be voted at the meeting is the Charter One common stock. Each outstanding share of common stock is entitled to one vote for all matters before the meeting. At the close of business on the record date there were 225,079,463 shares of common stock outstanding.

What if my shares are held in "street name" by a broker?

       If you are the beneficial owner of shares held in "street name" by a broker, bank or other nominee, your nominee, as the record holder of the shares, is required to vote those shares in accordance with your instructions. If you do not give instructions to your nominee, your nominee will nevertheless be entitled to vote the shares with respect to "discretionary" items, but will not be permitted to vote your shares with respect to "non-discretionary" items. In the case of non-discretionary items, the shares will be treated as "broker non-votes."

How is Company stock in the Company's Retirement Savings Plan voted?

       If you are an employee or former employee who owns shares of Company common stock under the Company's Retirement Savings Plan, you will be furnished a separate voting direction form by the plan trustee, American Express Trust Co. The trustee will vote shares of Company common stock allocated to your account under the Retirement Savings Plan on the voting record date. The trustee will vote your shares in accordance with the directions you give when you complete and return your voting direction form to the trustee, or give your instructions by telephone or Internet. The trustee will cast your vote in a manner which will protect your voting privacy. If you do not give voting instructions or your instructions are unclear, the trustee intends to vote your shares in accordance with the Charter One Board's recommendation. The trustee will vote unallocated shares of Company common stock under the Retirement Savings Plan in the same proportion as the allocated shares are voted.

How many shares must be present to hold the meeting?

       A quorum must be present at the meeting for any business to be conducted. The presence at the meeting, in person or by proxy, of the holders of a majority of the shares of common stock outstanding on the record date will constitute a quorum. Proxies received but marked as abstentions or broker non-votes will be included in the calculation of the number of shares considered to be present at the meeting.

What if a quorum is not present at the meeting?

       If a quorum is not present at the scheduled time of the meeting, the shareholders who are represented may adjourn the meeting until a quorum is present. The time and place of the adjourned meeting will be announced at the time the adjournment is taken, and no other notice will be given. An adjournment will have no effect on the business that may be conducted at the meeting.

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How do I vote?

       1.  YOU MAY VOTE BY MAIL. If you properly complete and sign the accompanying proxy card and return it in the enclosed envelope, it will be voted in accordance with your instructions. The enclosed envelope requires no additional postage if mailed in the United States.

       2.  YOU MAY VOTE BY TELEPHONE. If you are a registered shareholder, that is, if you hold your stock in your own name, you may vote by telephone by following the instructions included on the proxy card. If you vote by telephone, you do not have to mail in your proxy card.

       3.  YOU MAY VOTE ON THE INTERNET. If you are a registered shareholder, that is, if you hold your stock in your own name, you may vote on the Internet by following the instructions included on the proxy card. If you vote on the Internet, you do not have to mail in your proxy card.

Note: The Company also makes the proxy statement and its Annual Report to Shareholders available on the Internet. If you vote on the Internet, you will have the option at that time to enroll in Internet delivery for future meetings. We strongly encourage you to enroll in Internet delivery. It is a cost-effective way for the Company to send you proxy materials.

       4.  YOU MAY VOTE IN PERSON AT THE MEETING. If you plan to attend the annual meeting and wish to vote in person, we will give you a ballot at the annual meeting. However, if your shares are held in the name of your broker, bank or other nominee, you will need to obtain a proxy form from the institution that holds your shares indicating that you were the beneficial owner of Charter One common stock on February 21, 2003, the record date for voting at the annual meeting.

Can I vote by telephone or on the Internet if I am not a registered shareholder?

       If your shares are held in "street name" by a broker, bank or other nominee, you should check the voting form used by that firm to determine whether you will be able to vote by telephone or on the Internet.

Can I change my vote after I submit my proxy?

       Yes, you may revoke your proxy and change your vote at any time before the polls close at the meeting by:

  signing another proxy with a later date;
  voting by telephone or on the Internet -- your latest telephone or Internet vote will be counted;
  giving written notice of the revocation of your proxy to the Secretary of Charter One prior to the annual meeting; or
  voting in person at the annual meeting.

       If you have instructed a broker, bank or other nominee to vote your shares, you must follow directions received from your nominee to change those instructions.

How does the Board of Directors recommend I vote on the proposals?

       Your Board recommends that you vote:

  FOR election of the seven nominees to the Board of Directors; and
  FOR the proposal to reapprove the Charter One Financial, Inc. Top Executive Incentive Goal Achievement Plan for purposes of satisfying §162(m) of the Internal Revenue Code.

What if I do not specify how my shares are to be voted?

       If you submit an executed proxy but do not indicate any voting instructions, your shares will be voted:

  FOR election of the seven nominees to the Board of Directors; and
  FOR the proposal to reapprove the Charter One Financial, Inc. Top Executive Incentive Goal Achievement Plan for purposes of satisfying §162(m) of the Internal Revenue Code.

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Will any other business be conducted at the meeting?

       There are two formal items scheduled to be voted upon at the annual meeting: election of seven directors and reapproval of the Charter One Financial, Inc. Top Executive Incentive Goal Achievement Plan for purposes of satisfying §162(m) of the Internal Revenue Code. The Board of Directors knows of no other business that will be presented at the meeting. If, however, any other proposal were to properly come before the shareholders for a vote at the meeting, the proxy holders would use their discretion and vote your shares in accordance with their best judgment.

How many votes are required to elect the director nominees?

       The affirmative vote of a plurality of the votes cast at the meeting by the holders of shares entitled to vote is required to elect the seven nominees as directors. This means that the seven nominees will be elected if they receive more affirmative votes than any other person. If you vote "Withheld" with respect to the election of one or more nominees, your shares will not be voted with respect to the person or persons indicated, although they will be counted for purposes of determining whether there is a quorum.

What happens if a nominee is unable to stand for election?

       If a nominee is unable to stand for election, the Board of Directors, after recommendation from the Corporate Governance/Nominating Committee, may either reduce the number of directors to be elected or select a substitute nominee. If a substitute nominee is selected, the proxy holders will vote your shares for the substitute nominee, unless you have withheld authority.

How many votes are required to approve the proposal to reapprove the Charter One Financial, Inc. Top Executive Incentive Goal Achievement Plan for purposes of satisfying §162(m) of the Internal Revenue Code?

       Approval of the proposal to reapprove the Charter One Financial, Inc. Top Executive Incentive Goal Achievement Plan for purposes of satisfying §162(m) of the Internal Revenue Code requires the affirmative vote of a majority of the shares present at the meeting in person or by proxy and entitled to vote.

How will abstentions be treated?

       Abstentions will be treated as shares present for purposes of determining a quorum and as shares entitled to vote. Because directors are elected by a plurality of the votes, an abstention will have no effect on the outcome of the vote and, therefore, is not offered as a voting option for Proposal 1. On all other matters, an abstention will have the same practical effect as a vote against the proposal.

How will broker non-votes be treated?

       Broker non-votes will be treated as shares present for purposes of determining a quorum, but not as shares entitled to vote. Accordingly, broker non-votes will have no effect on the outcome of any matter.

STOCK OWNERSHIP

Stock Ownership of Significant Shareholders, Directors and Executive Officers

       The following table presents information regarding the beneficial ownership of Charter One common stock as of February 21, 2003, by:

  each director and director nominee of Charter One;
  each officer of Charter One named in the "Summary Compensation Table" appearing below; and
  all of the executive officers and directors of Charter One as a group.

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       The persons named in the following table have sole voting power for all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable and except as indicated in the footnotes to this table. The address of each of the beneficial owners, except where otherwise indicated, is the same address as Charter One. An asterisk (*) in the table indicates that an individual beneficially owns less than one percent of the outstanding common stock of Charter One. We do not know of any person or entity who beneficially owns more than five percent of the outstanding shares of Charter One common stock. As of February 21, 2003, there were 225,079,463 shares of Charter One common stock outstanding.

Name of Beneficial Owner	Beneficial Ownership(1)	Percent of Common Stock Outstanding
Directors and Executive Officers
Charles J. Koch, Chairman of the Board, President and Chief Executive Officer	2,181,105(2)	*
Mark D. Grossi, Director and Executive Vice President	1,258,839(2)	*
John D. Koch, Director and Executive Vice President	1,291,201(2)	*
Richard W. Neu, Director, Executive Vice President and Chief Financial Officer	1,198,604(2)	*
Robert J. Vana, Senior Vice President, Chief Corporate Counsel and Secretary	499,360(2)	*
Patrick J. Agnew, Director	361,699	*
Herbert G. Chorbajian, Director	1,147,910	*
Phillip Wm. Fisher, Director	1,819,897(3)	*
Denise Marie Fugo, Director	48,604(4)	*
Karen R. Hitchcock, Ph.D., Director	42,984(4)	*
Barbara J. Mahone, Director	1,575	*
Michael P. Morley, Director	49,764(4)	*
Ronald F. Poe, Director	57,761	*
Victor A. Ptak, Director	75,269	*
Melvin J. Rachal, Director	43,104	*
Jerome L. Schostak, Director	2,553,423	1.1%
Joseph C. Scully, Director	500,870	*
Mark Shaevsky, Director	128,424	*
Leonard S. Simon, Director	668,988(4)	*
John P. Tierney, Director	50,228	*
All executive officers and directors as a group (20 persons)	13,979,609(5)	6.0%

(1)	Includes shares of common stock as to which the named individual has the right to acquire beneficial ownership, currently or within 60 days of the February 21, 2003 voting record date, pursuant to the exercise of stock options, as follows:
Mr. C. Koch - 1,349,056 shares	Mr. Fisher - 38,599 shares	Mr. Rachal - 38,699 shares
Mr. Grossi - 850,925 shares	Ms. Fugo - 38,699 shares	Mr. Schostak - 51,362 shares
Mr. J. Koch - 850,925 shares	Ms. Hitchcock - 41,976 shares	Mr. Scully - 278,782 shares
Mr. Neu - 818,385 shares	Ms. Mahone - 0 shares	Mr. Shaevsky - 51,362 shares
Mr. Vana - 314,577 shares	Mr. Morley - 43,546 shares	Mr. Simon - 288,261 shares
Mr. Agnew - 278,782 shares	Mr. Poe - 47,206 shares	Mr. Tierney - 41,106 shares
Mr. Chorbajian - 660,886 shares	Mr. Ptak - 38,699 shares
(2)	Included are shares allocated to the named executive officer under the Charter One Retirement Savings Plan and other stock-based benefit plans. Shares held under the Charter One Retirement Savings Plan are reported as of December 31,

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2001 since the Plan allocation for December 31, 2002 will not be completed until April 2003. Shares allocated to the executive officers under Charter One's other stock-based benefit plans are reported as of December 31, 2002.
(3)	Includes 1,414,568 shares owned by Martinique Hotel, Inc., a personal holding company as to which Mr. Fisher serves as a director and is a shareholder.
(4)	Includes share-equivalent units held in deferral accounts, as follows: Ms. Fugo - 25 shares; Ms. Hitchcock - 234 shares; Mr. Morley - 561; and Mr. Simon - 680 shares. The value of these share-equivalent units mirrors the value of Charter One common stock. The amounts ultimately realized by these individuals will reflect changes in the market value of Charter One common stock from the date of deferral until the date of payout. The share-equivalent units do not have voting rights, but are credited with dividend equivalent units.
(5)	Includes shares held directly, as well as shares held jointly with family members, and shares held in retirement accounts, in a fiduciary capacity, by certain of the individual's families, or held by trusts of which the individual is a trustee or substantial beneficiary, with respect to which shares the individual may be deemed to have sole or shared voting and/or investment powers. This amount also includes an aggregate of 6,121,833 shares of common stock issuable upon exercise of the directors' and executive officers' stock options and 1,500 share-equivalent units held in deferral accounts.

Section 16(a) Beneficial Ownership Reporting Compliance

       Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors and executive officers, and persons who own more than 10% of Charter One's common stock (or any other equity securities, of which there are none), to report their initial ownership of the Company's common stock and any subsequent changes in that ownership to the SEC. Specific due dates for these reports have been established by the SEC and the Company is required to disclose in this proxy statement any late filings or failures to file.

       To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required during the fiscal year ended December 31, 2002, all Section 16(a) filing requirements applicable to Charter One's executive officers, directors and greater than 10% beneficial owners were complied with, except a late filing was made on behalf of (i) each director and executive officer of the Company, who was then subject to the Section 16(a) filing requirements, reporting the grant of stock options on December 22, 2002 and (ii) directors Hitchcock, Morley and Simon, reporting "deemed" purchases of shares of Company common stock made on their behalf under the Company's deferred compensation plans on September 25, 2002, November 4, 2002 and November 25, 2002. Form 4 filings reporting each of the transactions discussed above were made on behalf of each director and executive officer on January 22, 2003.

PROPOSAL 1 - ELECTION OF DIRECTORS

       Our Board of Directors currently consists of 19 members. Approximately one-third of the directors are elected annually to serve for a three-year term and until their respective successors are elected and qualified. The Corporate Governance/Nominating Committee of the Board of Directors (which is responsible for making Board nominations, subject to ratification of the nominees by the entire Board of Directors), has nominated Phillip Wm. Fisher, Mark D. Grossi, Karen R. Hitchcock, John D. Koch, Michael P. Morley, Joseph C. Scully and John P. Tierney to serve as directors for terms of three years expiring at the annual meeting of shareholders to be held in 2006 and until their successors are elected and qualified. All of our nominees currently serve as Charter One directors. If any director nominee is unable to serve before the election, your proxy authorizes us to vote for a replacement nominee if our Corporate Governance/Nominating Committee recommends and the Board of Directors then names one, unless you have "withheld" authority. Each nominee has consented to being named in this proxy statement and has agreed to serve if elected. At this time, we are not aware of any reason why a nominee might be unable to serve if elected.

       In August 2002, after 23 years of service, Eresteen Williams retired from our Board of Directors. Ms. Williams had served on the Board of Directors of the Company since 1979. The Board of Directors appreciates her years of guidance and dedicated service to the Company. The Board of Directors appointed Barbara J. Mahone in August 2002 to fill the vacancy created by Ms. Williams' retirement.

       The following tables set forth, with respect to each nominee and each continuing director, his or her name, age, principal occupation and employment during the past five years, the year in which he or she first became a director

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of the Company (or a director of a company acquired by Charter One), any directorships held in other companies and Board committee membership.

       The affirmative vote of a plurality of the votes cast at the meeting is required to elect the seven nominees as directors. Your Board of Directors recommends that you vote "FOR" the election of each of the nominees.

Nominees for Election as Directors for a Three-Year
Term Expiring at the 2006 Annual Meeting

PHILLIP WM. FISHER, age 52. Director of the Company since 1997.

Principal of The Fisher Group, an asset management firm in Detroit, Michigan; Partner in The Chase Company, a real estate development firm in Bloomfield Hills, Michigan; Managing Partner of Edcor Data Services, an e-learning administration firm in Pontiac, Michigan.

Member of the Company's Compensation, Stock Option, TEIGAP and Investment Committees.

MARK D. GROSSI, age 49. Director of the Company since 1995.

Executive Vice President of Charter One; Director of J.B. Oxford Holdings, Inc., a discount broker in Beverly Hills, California; Director of Meridian Point Realty Trust '83, a company in San Francisco, California which holds interests in income producing real estate.

Member of the Company's Executive and Investment Committees.

KAREN R. HITCHCOCK, PH.D., age 60. Director of the Company since 1996 (including her service as a director of ALBANK Financial Corporation).

President of the University at Albany, Albany, New York, since 1996.

Member of the Company's Audit Committee.

JOHN D. KOCH, age 50. Director of the Company since 1995.

Executive Vice President of Charter One; John D. Koch is the brother of Charles J. Koch, Charter One's Chairman, President and Chief Executive Officer.

Member of the Company's Executive and Investment Committees.

MICHAEL P. MORLEY, age 60. Director of the Company since 1995 (including his service as a director of RCSB Financial, Inc.).

Executive Vice President and Chief Administrative Officer of Eastman Kodak Company in Rochester, New York.

Chairman of the Company's Compensation, Stock Option and TEIGAP Committees.

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JOSEPH C. SCULLY, age 62. Director of the Company since 1977 (including his service as a director of St. Paul Bancorp, Inc.).

Director of Charter One since the merger of Charter One with St. Paul Bancorp, Inc. in October 1999; Chairman and Chief Executive Officer of St. Paul Bancorp prior to the merger.

JOHN P. TIERNEY, age 71. Director of the Company since 1996 (including his service as a director of RCSB Financial, Inc.).

Retired Chairman and Chief Executive Officer of Chrysler Financial Corporation; Director of Dollar Thrifty Automotive Group, a car rental company headquartered in Tulsa, Oklahoma.

Member of the Company's Audit and Corporate Governance/Nominating Committees.

Directors Continuing in Office Whose
Terms Expire at the 2005 Annual Meeting

HERBERT G. CHORBAJIAN, age 64. Director of the Company since 1985 (including his service as a director of ALBANK Financial Corporation).

Vice Chairman of Charter One since the merger of Charter One with ALBANK Financial Corporation in November 1998; Chairman of the Board, President and Chief Executive Officer of ALBANK prior to its merger with Charter One.

BARBARA J. MAHONE, age 53. Director of the Company since August 2002.

Executive Director, Human Resources, General Motors Product Development in Detroit, Michigan.

Member of the Company's Audit and Corporate Governance/Nominating Committees.

RICHARD W. NEU, age 47. Director of the Company since 1992 (including his service as a director of FirstFed Michigan Corporation).

Executive Vice President and Chief Financial Officer of Charter One.

Chairman of the Company's Investment Committee and member of the Company's Executive Committee.

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VICTOR A. PTAK, age 70. Director of the Company since 1989.

Vice President/Investment Officer, Wachovia Securities, an investment advisor firm in Cleveland, Ohio; through June 1998 was general partner, manager of J.C. Bradford & Co., L.P.A., an investment banking firm in Cleveland, Ohio.

Member of the Company's Compensation, Stock Option, TEIGAP and Investment Committees.

MELVIN J. RACHAL, age 53. Director of the Company since 1998.

President and Chief Operating Officer since 1995, Midwest Stamping, Inc., an automotive supplier in Maumee, Ohio.

Member of the Company's Audit and Corporate Governance/Nominating Committees.

LEONARD S. SIMON, age 66. Director of the Company since 1984 (including his service as a director of RCSB Financial, Inc.).

Chairman of the Board and Chief Executive Officer of RCSB prior to its merger with Charter One in October 1997; Trustee of the Teachers Insurance Association of New York.

Member of the Company's Investment Committee.

Directors Continuing in Office Whose
Terms Expire at the 2004 Annual Meeting

PATRICK J. AGNEW, age 60. Director of the Company since 1989 (including his service as a director of St. Paul Bancorp, Inc.).

Director of Charter One since the merger of Charter One with St. Paul Bancorp, Inc. in October 1999; President, Chief Operating Officer and a Director of St. Paul Bancorp prior to the merger.

Member of the Company's Audit and Corporate Governance/Nominating Committees.

DENISE MARIE FUGO, age 49. Director of the Company since 1993.

President of City Life Inc., a banquet and catering company in Cleveland, Ohio; Past Chairman of the National Restaurant Association.

Member of the Company's Compensation, Stock Option, TEIGAP and Investment Committees.

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CHARLES J. KOCH, age 56. Director of the Company since 1987.

Chairman of the Board, President and Chief Executive Officer of Charter One; Charles J. Koch is the brother of John D. Koch, an Executive Vice President and Director of Charter One.

Chairman of the Company's Executive Committee and member of the Company's Investment Committee.

RONALD F. POE, age 64. Director of the Company since 1988 (including his service as a director of RCSB Financial, Inc.).

President of Ronald F. Poe & Associates, a private real estate investment firm in White Plains, New York since February 1999; prior thereto, Senior Advisor of Legg Mason Dorman & Wilson, Inc., a real estate investment banking firm in White Plains, New York, which he joined in 1965 and from which he retired as Chairman and Chief Executive Officer in August 1998; Director of Freddie Mac and Hudson Valley Holding Corp.

Chairman of the Company's Corporate Governance/Nominating Committee.

JEROME L. SCHOSTAK, age 69. Director of the Company since 1985 (including his service as a director of FirstFed Michigan Corporation).

Vice Chairman of Charter One since the merger of Charter One with FirstFed Michigan Corporation in October 1995; Chairman of the Board and Chief Executive Officer of Schostak Brothers & Company, Inc., a full service real estate company in Southfield, Michigan.

Member of the Company's Executive, Compensation, Stock Option, TEIGAP and Investment Committees. Serves as the lead director of the Board of Directors.

MARK SHAEVSKY, age 67. Director of the Company since 1985 (including his service as a director of FirstFed Michigan Corporation).

Counsel to Honigman Miller Schwartz and Cohn LLP (partner to August 2001), a law firm headquartered in Detroit, Michigan.

Chairman of the Company's Audit Committee and member of the Company's Corporate Governance/Nominating Committee.

GOVERNANCE OF THE COMPANY

General

            During 2002, the Board of Directors had 10 regular meetings. Each director attended at least 75% of the meetings of the Board and any committees on which he or she served.

            Charter One's Board of Directors operates pursuant to formal Corporate Governance Guidelines that have been in place since October 18, 2000. The Board amended these guidelines on December 18, 2002. These guidelines include provisions requiring a majority of independent directors on the Board and the designation of a lead director to oversee meetings of the independent directors. These guidelines also address, among other matters, director qualification standards, responsibilities, evaluation, orientation, continuing education and access to management and independent advisors; committee qualification standards; and management evaluation, development and succession.

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We expect to review our guidelines on an ongoing basis and adopt any changes that the Board of Directors believes are in the best interests of our shareholders. This review and evaluation will include comparing our current policies and practices to policies and practices suggested by various groups or authorities active in corporate governance, as well as practices of other public companies. We will adopt further changes, as appropriate, to comply with any rule changes made by the SEC and the New York Stock Exchange ("NYSE").

            The Board strongly believes that the directors of Charter One should have a meaningful ownership interest in the Company. To this end, Charter One's Corporate Governance Guidelines require directors to own a minimum of 3,500 shares of Charter One common stock within three years from the date the guidelines were adopted or, for directors elected after the guidelines were adopted, within thee years after a director is first elected to the Board.

            Our Corporate Governance Guidelines, as well as our Corporate Code of Business Conduct and Ethics, Audit Committee Charter, Corporate Governance/Nominating Committee Charter and Compensation Committee Charter, are available free of charge on the Investor Relations page of our Internet site at www.charterone.com. You may also obtain a copy of these documents free of charge by writing to our Investor Relations Department at Charter One Financial, Inc., 1215 Superior Avenue, Cleveland, Ohio 44114, or calling (800) 262-6301. The information on our Internet site is not considered part of this proxy statement. The Company's Corporate Code of Business Conduct and Ethics applies to all of our directors, executive officers and employees in performing their responsibilities.

Committees

            The Board of Directors of Charter One has a standing Audit Committee, Compensation Committee, Stock Option Committee, Top Executive Incentive Goal Achievement Plan ("TEIGAP") Committee and Corporate Governance/Nominating Committee. The members of the Compensation, Stock Option, and TEIGAP Committees are identical.

            Audit Committee. The Audit Committee operates under a written charter adopted by the Board of Directors. The Audit Committee is appointed by the Board of Directors to provide assistance to the Board in fulfilling its oversight responsibility relating to the integrity of the Company's consolidated financial statements and the financial reporting processes; the systems of internal accounting and financial controls; the annual independent audit of the Company's consolidated financial statements; the Company's bank protection program and activities; the independent auditor's qualifications and independence; the performance of the Company's internal audit function and independent auditors and any other areas specified by the Board of Directors of potential financial risks to the Company. The Audit Committee is also responsible for hiring, retaining and terminating the Company's independent auditors. The Audit Committee met 10 times during fiscal 2002.

            The Audit Committee is comprised of six members. Each member of the Audit Committee meets the current independence and experience requirements of the NYSE and the Company's bylaws. During fiscal 2002, however, with respect to Mr. Patrick J. Agnew's membership on the Audit Committee, the Board, in addition to determining his independence, also elected to rely on the override provision of Section 303.02(D) of the NYSE rules. The audit committee rules of the NYSE relating to membership on the audit committee generally require that no director who was employed by a predecessor of a listed company be permitted to serve on the audit committee until after three years following termination of his or her employment unless the board of directors of the listed company determines that the individual's membership on the audit committee is in the best interests of the company and its shareholders. Mr. Agnew was the President and Chief Operating Officer and a director of St. Paul Bancorp, Inc. and its operating subsidiary, St. Paul Federal Bank for Savings, which was acquired by Charter One in 1999 (St. Paul had assets then equal to approximately 20% of Charter One's assets). Mr. Agnew was appointed to the Charter One Board of Directors upon completion of the acquisition and has never been an employee of Charter One. Nevertheless, the NYSE has interpreted St. Paul to be a predecessor corporation of Charter One by virtue of the acquisition. The Board of Directors of the Company has determined in its business judgment that Mr. Agnew's membership on the Audit Committee is in the best interests of the Company and its shareholders. In the opinion of the Charter One Board of Directors, Mr. Agnew will exercise independent judgment and, because of his prior business experience and financial background, will materially assist the function of the Audit Committee.

            Compensation Committee. The Compensation Committee is comprised of five independent directors. The Compensation Committee makes salary and management bonus recommendations and determines terms and

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conditions of employment of the Company's officers; oversees the administration of the Company's employee benefit plans; makes recommendations to the Board of Directors regarding the compensation philosophy covering corporate officers and other key management employees; and reviews the competitiveness of the Company's total compensation practices; and oversees management succession planning and development for the Company. The Compensation Committee met eight times during fiscal 2002.

            Stock Option Committee. The Stock Option Committee is comprised of five independent directors. The Stock Option Committee administers the Company's stock incentive plans, including selection of the participants to receive awards, the determination of the amount and type of awards to be granted, and the terms and conditions upon which the awards are to be granted. The Stock Option Committee met eight times during fiscal 2002.

            TEIGAP Committee. The TEIGAP Committee is comprised of five independent directors. The TEIGAP Committee administers the incentive plans for top executives, including selection of the participants to receive awards, the determination of the amount and type of awards to be granted, and the terms and conditions upon which the awards are to be granted. The TEIGAP Committee met two times during fiscal 2002.

            Corporate Governance/Nominating Committee. The Corporate Governance/Nominating Committee is comprised of six independent directors. The Corporate Governance/Nominating Committee examines the practices and procedures of the Board of Directors; monitors compliance with, and the effectiveness of, the Company's Corporate Governance Guidelines; and nominates individuals for election as directors, subject to ratification of the nominee by the entire Board of Directors. If a member of the Corporate Governance/Nominating Committee is eligible to be elected as a director at the next annual meeting of shareholders, such member is recused from participating in the nomination process and a substitute independent director may be appointed by the Board of Directors to the nominating committee. The Corporate Governance/Nominating Committee met six times during fiscal 2002.

            Nominations of persons for election to the Board of Directors may be made only by or at the direction of the Corporate Governance/Nominating Committee (which nominations are subject to ratification by the Board of Directors) or by any shareholder entitled to vote for the election of directors who complies with the notice procedures set forth in the bylaws of Charter One. Pursuant to the bylaws, nominations by shareholders must be delivered in writing to the Secretary of Charter One at least 60 days, but not more than 90 days, prior to the date of the annual meeting; provided, however, that in the event that less than 70 days' notice or prior disclosure of the date of the annual meeting is given or made to shareholders, to be timely, notice by the shareholder must be received at the executive offices of Charter One not later than the close of business on the 10th day following the day on which such notice of the date of the meeting was mailed or such public disclosure thereof was made.

AUDIT COMMITTEE REPORT

            The following Audit Committee Report shall not be deemed to be soliciting material or to be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Report therein, and shall not otherwise be deemed filed under such Acts.

            The Audit Committee operates under a written charter adopted by the Board of Directors. The Audit Committee is appointed by the Board of Directors to provide assistance to the Board in fulfilling its oversight responsibility relating to the integrity of the Company's financial statements and the financial reporting processes; the systems of internal accounting and financial controls; the annual independent audit of the Company's financial statements; the Company's bank protection program and activities; the independent auditor's qualifications and independence; the performance of the Company's internal audit function and independent auditors and any other areas specified by the Board of Directors of potential financial risks to the Company. The Audit Committee is also responsible for hiring, retaining and terminating the Company's independent auditors.

            Management has responsibility for the Company's financial statements and financial reporting processes, including the system of internal controls. The independent auditors are responsible for performing an independent audit of the Company's consolidated financial statements in accordance with generally accepted auditing standards and issuing a report thereon.

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            The Committee reviews the Company's financial statements and financial reporting processes on behalf of the Board of Directors. In fulfilling its responsibilities, the Committee has met and held discussions with management, the internal auditors, and the independent auditors. Management represented to the Committee that the Company's consolidated financial statements were prepared in accordance with generally accepted accounting principles. The Committee has reviewed and discussed the audited consolidated financial statements for the fiscal year ended December 31, 2002 with management and the independent auditors.

            The Committee discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communications with Audit Committees, as amended. In addition, the Committee has discussed with the independent auditors the auditors' independence from the Company and its management, including the letter regarding its independence provided to the Committee as required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees.

            The Committee also discussed with the Company's internal and independent auditors the overall scope and plans for their respective audits. The Committee met with the internal and independent auditors, with and without management present, to discuss the results of their examinations, the evaluations of the Company's internal controls, and the overall quality of the Company's financial reporting. The Committee also reviewed and discussed with the independent auditors the fees paid to the independent auditors.

            The Company's Chief Executive Officer and Chief Financial Officer also reviewed with the Committee the certifications that each such officer will file with the SEC pursuant to the requirements of Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 and the rules and regulations issued by the SEC pursuant thereto. Management also reviewed with the Committee the policies and procedures it has adopted to ensure the accuracy of such certifications.

            Based upon, and in reliance upon, the Committee's discussions with management and the independent auditors referred to above, the Committee's review of the representations of management, the report of the independent auditors and the certifications of the Chief Executive Officer and Chief Financial Officer pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act of 2002, the Audit Committee recommended to the Board of Directors (and the Board has approved) that the audited consolidated financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2002 for filing with the SEC.

            Respectfully submitted by the members of the Audit Committee of the Board of Directors of Charter One Financial, Inc.

Mark Shaevsky (Chairman) Patrick J. Agnew Karen R. Hitchcock	Melvin J. Rachal John P. Tierney Barbara J. Mahone

RELATIONSHIP WITH INDEPENDENT AUDITORS

            The Audit Committee has reappointed Deloitte & Touche LLP as the independent public accounting firm to audit Charter One's consolidated financial statements for the year ending December 31, 2003. In making its determination to reappoint Deloitte & Touche as the Company's independent auditors for the 2003 fiscal year, the Audit Committee considered whether the providing of services (and the aggregate fees billed for those services) by Deloitte and Touche, other than audit services, is compatible with maintaining the independence of the outside accountants.

            A representative of Deloitte & Touche is expected to attend the meeting to respond to appropriate questions and will have an opportunity to make a statement if he or she so desires.

Independent Auditing Firm Fees

            During fiscal 2002, the aggregate fees billed to the Company by the Company's independent auditing firm Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates, for various audit, audit-related and non-audit services provided to the Company were as follows:

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Audit fees	$ 477,000
Financial information systems design and implementation fees	66,044
All other fees:
Audit related fees	268,089	(1)
Other non-audit related fees	1,986,763	(2)
____________________________
(1) Includes fees for comfort letter procedures, consents, and audits of employee benefit plans. (2) Includes $1,596,329 related to federal, state and local tax services.

COMPENSATION OF DIRECTORS

            The Boards of Directors of Charter One and its wholly owned and principal operating subsidiary, Charter One Bank, have identical membership. Directors who were employed by Charter One or its subsidiaries do not receive fees for their service on these Boards or for any Board committees on which they serve. Except as set forth below, each non-employee director of Charter One and Charter One Bank receives the following compensation for service on these Boards, as follows:

  in the aggregate, a $1,950 monthly retainer for his or her service as a director on these Boards;

  $1,900 for each Charter One Bank Board meeting attended;

  $400 per month for service on the Company's Corporate Governance/Nominating Committee and for each Charter One Bank Board committee they served on, except for the Loan Committee members who receive $600 per month and the chairmen of the Company's Compensation Committee, Corporate Governance/Nominating Committee and Audit Committee, who each receive $700 per month.

            Directors may defer receipt of up to 50% of their retainer and meeting fees pursuant to deferred compensation plans established by the Company. Directors who elect to defer amounts are credited with dividend or other deemed income based on investment alternatives they select. Payment of deferral account balances will be made in either cash or stock, depending upon the deferred plan, and will be made in one or more installments as elected by the participating director upon termination of Board service.

            In addition to the fees described above, Director Schostak receives $13,188 per month for services rendered as a Vice Chairman of the Board of Directors.

Director Chorbajian, who serves as a Vice Chairman of the Board of Directors and as an employee of Charter One, receives $37,342 per month pursuant to his employment agreement which commenced on November 30, 1998, the effective date of the ALBANK merger. His agreement terminates on September 30, 2003. Charter One maintains a $2.5 million life insurance policy for Mr. Chorbajian's benefit during the term of his employment agreement (including making gross up payments to him with respect to his tax liabilities relating to such benefit) and provides supplemental disability retirement benefits. In December 2002, Director Chorbajian was granted an option to purchase 90,300 shares of Charter One common stock at an exercise price equal to the fair market value of Charter One's common stock on the date of grant. The option is exercisable for a period of 10 years from the date of grant. The option will vest, in full, three years after the date of grant.

            Non-employee directors participate in Charter One's 1997 Stock Option and Incentive Plan, pursuant to which they may be granted options annually to purchase up to 13,400 shares of Charter One common stock. In December 2002, Directors Agnew, Fisher, Fugo, Hitchcock, Mahone, Morley, Poe, Ptak, Rachal, Schostak, Scully, Shaevsky, Simon and Tierney were each granted an option to purchase 7,500 shares of Charter One common stock at an exercise price equal to the fair market value of Charter One's common stock on the date of grant. The options are exercisable for a period of 10 years and vest equally over three years from the date of grant. In August 2002, upon appointment to the Board, Director Mahone was also granted an option to purchase 7,875 shares of Charter One common stock at an exercise price equal to the fair market value of Charter One's common stock on the date of grant. This option is exercisable for a period of 10 years and vests equally over three years from the date of grant.

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SUMMARY COMPENSATION INFORMATION

Summary Compensation Table

            The following table sets forth summary information concerning compensation awarded to, earned by or paid to Charter One's chief executive officer and its four other most highly compensated executive officers, whose total salary and bonus exceeded $100,000, for services rendered in all capacities during the periods indicated. Each of these officers received perquisites and other personal benefits in addition to salary and bonus during the periods stated. Except as otherwise indicated in the table, the aggregate amount of these perquisites and other personal benefits, however, did not exceed the lesser of $50,000 or 10% of the total of their annual salary and bonus and, therefore, has been omitted as permitted by the rules of the SEC. We will use the term "named executive officers" from time to time in this proxy statement to refer to the officers listed in the table below.

		Annual Compensation			Long-Term Compensation Awards
Name and Principal Position	Year	Salary(1) ($)	Bonus ($)	Other Annual Compensation ($)	Securities Underlying Options/SARs (#)(2)		All Other Compensation ($)

Charles J. Koch Chief Executive Officer	2002 2001 2000	$816,200 780,000 716,676	$1,000,428 795,795 648,976	--- --- ---	255,000/ 486,000/ 231,000/	--- --- ---	$14,565 16,164 14,110	(3)

Mark D. Grossi Executive Vice President	2002 2001 2000	$544,133 520,000 475,004	$570,492 449,440 403,592	--- --- ---	160,000/ 301,750/ 141,750/	--- --- ---	$10,599 10,918 9,659	(3)

John D. Koch Executive Vice President	2002 2001 2000	$544,133 520,000 476,670	$570,492 449,440 403,592	--- --- ---	160,000/ 301,750/ 141,750/	--- --- ---	$11,035 11,888 10,729	(3)

Richard W. Neu Executive Vice President and Chief Financial Officer	2002 2001 2000	$544,133 520,000 475,006	$570,492 449,440 403,592	--- --- ---	160,000/ 301,750/ 141,750/	--- --- ---	$10,105 10,720 9,403	(3)

Robert J. Vana Senior Vice President, Chief Corporate Counsel and Secretary	2002 2001 2000	$266,933 251,667 221,667	$175,760 169,000 162,683	--- --- ---	60,000/ 123,000/ 63,000/	--- --- ---	$11,867 12,992 12,524	(3)

(1)	Salary includes amounts deferred at the election of the named executive officer through the Company's deferred compensation plans.
(2)	In December 2001, the Stock Option Committee changed its policy with respect to the timing of grants of stock options to directors, officer and employees of the Company, electing to make these grants in December rather than January. Accordingly, the 2001 information relating to "securities underlying options" in the above table includes grants made to the named executive officers in January 2001 (for services performed during fiscal 2000) and in December 2001 (for services performed during fiscal 2001).

(3)	Includes the Bank's contributions under the 401(k) and ESOP features of the Charter One Bank Retirement Savings Plan, and life insurance premium payments, as follows:
	401(k)	ESOP	Life Insurance	Total
Charles J. Koch	$5,500	$4,208	$4,857	$14,565
Mark D. Grossi	4,125	4,208	2,266	10,599
John D. Koch	4,125	4,208	2,702	11,035
Richard W. Neu	4,125	4,208	1,772	10,105
Robert J. Vana	5,500	4,208	2,159	11,867

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Stock Option Grants in Last Fiscal Year

            The following table sets forth information regarding grants of stock options made by the Company during the fiscal year ended December 31, 2002 to the named executive officers. The amounts shown for each named executive officer as potential realizable values are based on arbitrarily assumed annualized rates of stock price appreciation of 5% and 10% over the full 10-year term of the options, which would result in stock prices of approximately $47.38 and $75.45, respectively, for options with an exercise price of $29.09 per share. No gain to the optionees is possible without an increase in stock price, which benefits all shareholders proportionately. These potential realizable values are based solely on arbitrarily assumed rates of appreciation required by applicable SEC regulations. Actual gains, if any, on option exercise and common stock holdings depend upon the future performance of Charter One common stock and overall stock market conditions. There can be no assurance that the potential realizable values shown in this table will be achieved. No stock appreciation rights were granted by the Company during the last fiscal year.

	Individual Grants				Potential Realizable Value at Assumed Annual Rates of Stock Appreciation for Option Terms
Name	Number of Securities Underlying Options Granted (#)	% of Total Options Granted to Employees in Fiscal Year	Exercise or Base Price ($/Sh)	Expiration Date	5% ($)	10% ($)
Charles J. Koch	255,000	5.69%	$29.09	12/18/2012	$4,663,950	$11,821,800
Mark D. Grossi	160,000	3.57	29.09	12/18/2012	2,926,400	7,417,600
John D. Koch	160,000	3.57	29.09	12/18/2012	2,926,400	7,417,600
Richard W. Neu	160,000	3.57	29.09	12/18/2012	2,926,400	7,417,600
Robert J. Vana	60,000	1.34	29.09	12/18/2012	1,097,400	2,781,600

            The option exercise price of the options granted to the named executive officers shown above was the fair market value of Charter One's common stock at the date of grant. These options are subject to a 37 month cliff vesting, and vest in full on January 18, 2006. The options may not be transferred in any manner other than by will, the laws of descent and distribution or pursuant to a qualified domestic relations order, and may be exercised during the lifetime of the optionee only by the optionee or his legal representative upon the optionee's death.

Aggregate Option Exercises in Last Fiscal Year and FY-End Option Values

            The following table summarizes for each of the named executive officers certain information relating to stock options exercised by him during the fiscal year ended December 31, 2002 and the number and value of unexercised stock options held by the named executive officers at year end. The dollar amounts set forth in the table below under the "Value Realized" column represent the difference between the fair market value of the underlying stock on the exercise date and the exercise or base price of the option(s). The dollar amounts set forth in the table below under the "Value of Unexercised In-the-Money Options at FY-End" column represent the difference between the exercise or base price of the named executive officer's stock option(s) and the $28.73 closing price per share of Charter One common stock as quoted on the NYSE on December 31, 2002. The amounts set forth in the column "Value of Unexercised In-the-Money Options at FY-End," unlike the amounts set forth in the column "Value Realized," have not been, and may never be, realized. These options have not been, and may not ever be, exercised. Actual gains, if any, on exercise will depend on the value of Charter One common stock on the date of exercise. There can be no assurance that these values will be realized. Unexercisable options are those which have not yet vested.

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			Number of Unexercised Options at FY-End (#)		Value of Unexercised In-the-Money Options at FY-End ($)
Name	Shares Acquired on Exercise (#)	Value Realized ($)	Exercisable (#)	Unexercisable (#)	Exercisable ($)	Unexercisable ($)
Charles J. Koch	62,253	$1,401,346	1,094,379	1,019,977	$12,278,945	$5,035,911
Mark D. Grossi	15,942	455,144	694,647	633,115	7,940,781	3,101,725
John D. Koch	42,107	1,149,144	694,647	633,115	7,940,781	3,101,725
Richard W. Neu	209,162	5,557,545	662,107	633,115	7,395,034	3,101,725
Robert J. Vana	77,856	1,533,304	245,120	258,607	2,333,298	1,342,205

Supplemental Executive Retirement Plan

            Charles J. Koch, Mark D. Grossi, John D. Koch, Richard W. Neu and Robert J. Vana each has a supplemental retirement agreement with Charter One. The retirement agreements are designed to provide monthly benefits to the executive officers upon their retirement. The benefit payable to the executive officers upon retirement is a function of years of service and the highest three years of total compensation. Annual benefits under the retirement agreements are capped at $540,000 for Charles J. Koch, at $480,000 for Mark D. Grossi, John D. Koch and Richard W. Neu and $300,000 for Robert J. Vana. Generally, the earliest benefit payments under the supplemental retirement agreement can commence is age 58, upon termination of the executive's employment with Charter One; otherwise, benefit payments generally will commence at age 65. As of December 31, 2002, the monthly benefit payments that would be paid under the supplemental executive retirement agreements would be approximately $45,000, $13,000, $28,900, $18,800 and $12,200 to Charles J. Koch, Mark D. Grossi, John D. Koch, Richard W. Neu and Robert J. Vana, respectively.

Employment Agreements

            Charter One has an employment agreement with each of Charles J. Koch, Mark D. Grossi, John D. Koch, Richard W. Neu and Robert J. Vana. The agreements are for a five year-term. On each August 1st the term of each employment agreement will be extended for a period of one year in addition to the then-remaining term unless the officer receives an unsatisfactory performance review from the Board of Directors or notice that the term of his agreement will not be extended. The employment agreements provide for the following:

  an annual base salary in an amount not less than the executive's current base salary, which may be increased, but not decreased, from time to time as approved by the Board of Directors;

  participation in an equitable manner with all other executive officers in performance-based and discretionary bonuses, if any, as are authorized and declared by the Board of Directors; and

  participation in other Company employee benefit, fringe benefit and welfare plans and programs.

            In the event the executive suffers an "involuntary termination" as defined below, the executive will receive for the lesser of three years or the remaining term of his agreement, as liquidated damages, (i) monthly payments equal to one-twelfth of his annual base salary in effect immediately prior to the date of termination; (ii) one-twelfth of his average annual cash bonus and cash incentive compensation for the two full fiscal years preceding the date of termination; and (iii) substantially the same health and other benefits available to him in effect immediately prior to such involuntary termination. These payments would be reduced by any cash compensation or health and other benefits actually paid to, or receivable by, the executive from another employer during the period he is receiving post-termination compensation benefits from Charter One. "Involuntary termination" is generally defined as the termination of the executive's employment by the Company without his express written consent or by the executive by reason of a material diminution of or interference with his duties, responsibilities or benefits as defined in the agreement unless consented to in writing by the executive.

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            In the event of the executive's involuntary termination within the 12 months preceding, at the time of, or within 24 months following a change in control, as that term is defined in the agreements, then in addition to the liquidated damages payments described in the immediately preceding paragraph, the executive will receive an amount equal to 299% of the executive's "base amount" as determined under Section 280G of the Internal Revenue Code of 1986. The employment agreements also contain a "gross-up" provision pursuant to which Charter One will make additional payments to the executive in the event that any payments or benefits provided or to be provided to the executive under the agreement are subject to an excise tax penalty under Section 4999 of the Internal Revenue Code. Charter One would not be able to deduct as an expense the amount of the payments or benefits subject to the excise tax penalty. The "gross-up" provision is intended to provide the executive on an after-tax basis with 80% of the penalty tax paid, if any, on the change in control payments or benefits and 100% of any penalty tax payable as a result of the gross-up payment. Based on their salaries as of December 31, 2002, this 299% payment would entitle Mr. C. Koch to $5.5 million, Mr. Grossi to $3.5 million, Mr. J. Koch to $3.5 million, Mr. Neu to $9.9 million and Mr. Vana to $2.3 million.

            Charles J. Koch's agreement also contains a one-year non-compete provision. Under this provision, if Mr. Koch terminates his employment voluntarily, he agrees not to serve as a director of, or provide personal services as an officer, employee, independent contractor or employee of an independent contractor to, any institution insured by the Federal Deposit Insurance Corporation or the National Credit Union Administration which has its home office or principal corporate office in the Metropolitan Statistical Area of any of Cleveland, Ohio, Detroit, Michigan, Rochester, New York, Albany, New York, or Chicago, Illinois or any holding company or other affiliate of such an institution. During this one-year period, the Company will pay him in equal monthly installments 50% of his salary.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

            The following Compensation Committee Report on Executive Compensation shall not be deemed to be soliciting material or to be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Report therein, and shall not otherwise be deemed filed under such Acts.

General

            Charter One is a financial holding company which owns all of the outstanding capital stock of Charter One Bank. Charter One's business has consisted primarily of the business of Charter One Bank and its subsidiaries. The financial results of Charter One are a direct function of Charter One Bank's achievement of its goals as set forth in its annual business plan. Executives are compensated for their contribution to the achievement of these goals which benefit the shareholders, customers, employees and the communities in which we operate.

            The Company's compensation matters are addressed by three Board committees, the Compensation Committee, the Stock Option Committee and the TEIGAP Committee, collectively referred to as the "Committees" in this section. Membership of the Committees is identical and is composed exclusively of directors who meet the definition of "outside director" for purposes of §162(m) of the Internal Revenue Code and "non-employee director" for purposes of Rule 16b-3 of the Securities Exchange Act. The Committees are dedicated to the philosophy of linking executive compensation to achievement of Charter One Bank's goals and the resulting performance of Charter One. The Committees review all issues pertaining to executive compensation and submit their recommendations to the full Board of Directors for approval.

Executive Compensation Philosophy

            The executive compensation program is designed to guide the Committees in formulating an appropriate compensation structure for senior management. Their overall objective is to align senior management compensation with the goals of our annual business plan by creating strong incentives to manage the business successfully from both a financial and operating perspective. The executive compensation program is structured to accomplish the following specific objectives:

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1)	Align the interests of management with the interests of the shareholders;
2)	Maintain a program which:
a)	clearly motivates personnel to perform and succeed according to the goals outlined in our annual business plan;
b)	retains key personnel critical to our long-term success; and
c)	emphasizes formula-based components, such as incentive plans, in order to better focus management efforts in its execution of our annual business plan;
3)	Maintain pay for performance as an integral component of the program by utilizing incentive plans that emphasize corporate success;
4)	Maintain a corporate environment which encourages effective risk management, stability and a long-term focus for both Charter One and its management; and
5)	Ensure that management:
a)	fulfills its overall responsibility to its constituents, including shareholders, customers, employees, the community and government regulatory agencies;
b)	conforms its business conduct to the highest ethical standards;
c)	remains free from any influences that could impair or appear to impair the objectivity and impartiality of its judgments or treatment of Charter One's constituents; and
d)	continues to avoid any conflict between its responsibilities to Charter One and each individual's personal interests.

       Achievement of these objectives should result in a compensation structure that reasonably tracks the total performance of Charter One. The program's compensation elements include base salary as well as incentive plans. The incentive plans have been designed to reflect corporate performance, individual performance, and alignment with the interests of Charter One's shareholders.

       The Committees rely upon annual salary survey market research to determine and maintain a relevant peer group for total corporate performance, for base salary comparison and for incentive compensation comparison. The peer group is national in scope representing 18 publicly traded commercial banks and savings institutions of comparable size to Charter One. The Committees believe the peer group is representative of Charter One's competitors for business, personnel recruitment and compensation. The peer group survey analyzes total corporate performance and the relationship between performance, base pay and incentive compensation. Performance comparisons include rankings based on return on average equity, return on average assets, efficiency ratio, asset quality and total return on a company's stock price, among other factors. Compensation data utilized for comparisons is generally annual cash compensation including base salary and most forms of cash bonus and annual incentive awards including long-term compensation in the form of stock option grants. The peer group selected for compensation comparison purposes differs from the companies included in the Keefe, Bruyette & Woods 50 Total Return Index, which is used in the performance graph that follows this report.

Base Salary

       Base salary forms the foundation of the compensation program as it represents income not at risk. The Committees believe that base salary should function as an anchor: large enough that the executive is comfortable remaining in Charter One's employment, but not so large as to conflict with the executive's motivation to work diligently to increase shareholder value. An individual's base salary is directly related to his or her position scope, job responsibilities, accountability, performance and contribution to Charter One or its subsidiaries. In general, the base salary of each executive officer is intentionally set below the median of the peer group. However, superior

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corporate or individual performance should result in incentive compensation which, when combined with base salary and long-term incentives, would place total compensation above that of the peer group median.

Incentive Plans

       The Company maintains both short-term and long-term incentive plans. The executive bonus plans are designed as short-term plans and are based on the achievement of annual objectives as defined below. The executive bonus plans also provide for "ad hoc" bonuses which can be paid in recognition of achievements, such as merger-related activities, which are not part of the defined annual objectives. The stock option plan is designed as a long-term plan and is directly impacted by stock price over a period of time, as described below.

       Executive Bonus Plans. The Company maintains two executive bonus plans, the Executive Incentive Goal Achievement Plan (the "EIGAP") and the Top Executive Incentive Goal Achievement Plan (the "TEIGAP"). The EIGAP and the TEIGAP each provide incentive compensation opportunities to our executives based on the achievement of targeted corporate and individual goals. Participation in the plans is normally limited to those management positions where the functional responsibility encompasses the establishment of our strategic direction and long-range plans, and/or operating results at the divisional level. Other selected employees may also be eligible to participate as defined by competitive compensation practices within our labor markets. Participation in the TEIGAP, however, is determined by the TEIGAP Committee and limited to those executives who are "covered employees" under §162(m) of the Internal Revenue Code. Section 162(m) generally disallows a tax deduction to public corporations for compensation over $1.0 million paid in any fiscal year to a company's chief executive officer and the four other most highly compensated executive officers as of the end of any fiscal year. However, the statute exempts qualifying performance-based compensation from the deduction limit if certain requirements are met. Executive officers not chosen to participate in the TEIGAP are automatically eligible to participate in the EIGAP.

       The purpose of the two incentive bonus plans is to achieve the following objectives:

1)	promote stability and the achievement of profitability and business goals;
2)	link executive compensation to specific corporate performance objectives and individual goals;
3)	provide a competitive reward structure for senior officers and other key employees; and
4)	encourage involvement and communication regarding our strategic plans.

       Awards are established as a percentage of a participant's base salary at year end; thus, changes in salary during the year affect award levels. Participants earn awards by personally achieving their individual goals and assisting Charter One in achieving its overall objectives. Awards are weighted between Company objectives and individual goals and vary by participant level. The more control and influence a participant has on either Company objectives or individual goals, the greater the participant's weighting on that particular factor. Individual goals and Company objectives, as well as the percentage and factor weightings for each participant level, are established at the beginning of each year and remain in effect for the entire year. Charter One's objectives are established by the Chief Executive Officer, the Compensation Committee and the TEIGAP Committee.

       In order for a participant to earn an award under either of the plans, both Charter One's corporate performance objectives and the participant's individual goals must be achieved. If the participants meet their individual performance goals but Charter One fails to achieve certain of its objectives, no incentive award will be made to any participant. Additionally, if Charter One achieves its objectives but a participant fails to meet his or her individual performance goal threshold, no incentive award will be made to that participant.

       Stock Options. At least annually, the Stock Option Committee reviews the appropriateness of granting stock options to senior management. The purposes of this long-term element of the program are to:

1)	provide an incentive to key employees to promote the success of the business;
2)	provide key employees with a long-term incentive to increase shareholder value;

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3)	encourage ownership rights through purchase of Charter One common stock; and
4)	attract and retain the best available personnel.

       The Stock Option Committee grants options based on an individual's performance and the impact on Charter One's financial results. All options granted to date have a term of 10 years and have contained vesting requirements (usually three years). This element of the executive compensation program is designed to align the interests of the executive with corporate and shareholder objectives. The price performance of Charter One's common stock directly affects the value of these long-term awards.

       The maximum number of shares with respect to which awards may be granted under the 1997 Stock Option and Incentive Plan is 32,609,005 shares as of the date of this proxy statement.

       Federal Income Tax Limitations. Section 162(m) of the Internal Revenue Code generally limits to $1 million Charter One's federal income tax deduction for compensation paid in any year to its Chief Executive Officer and each of its other named executive officers, to the extent that such compensation is not "performance-based compensation" within the meaning of §162(m). In structuring Charter One's compensation arrangements with its highest paid executive officers, the Committee provides incentive formulas under TEIGAP that should qualify as "performance-based compensation" under §162(m) in order to decrease the after-tax cost of such arrangements.

Corporate Performance and Executive Pay

       Base Salary for 2002. Approximately 45% of the potential annual compensation of Charles J. Koch, the Chief Executive Officer of Charter One, is paid as base salary, with the balance based upon the TEIGAP and, therefore, dependent upon specific corporate achievements in any given year. The base salary is established by the Compensation Committee after consideration of his current performance, his past base salary, comparison of the base salaries within the peer group, and the overall performance and economic condition of Charter One. Base salary for Mr. C. Koch is targeted near the median of the peer group because of Charter One's emphasis on incentive compensation for its executives. Additionally, the Compensation Committee compares the total compensation package of executive officers to the peer group to ensure that the total package is competitive with the marketplace. The Board of Directors, acting on the recommendation of the Compensation Committee, increased Mr. C. Koch's salary by 4.0% effective May 1, 2002. The increase in base salary was the result of Mr. C. Koch's outstanding efforts, as well as to appropriately align his base salary with the peer group. His outstanding efforts were evidenced in particular by Charter One's record operating income for the year ended December 31, 2001, its success in building core deposits, the continued quality of its assets, and its excellent capital profile, along with continued compliance with governmental regulations. In part, this success was attributable to Mr. C. Koch's emphasis on enhancing the retail franchise and supporting efforts to maintain an environment geared to sales success with a low risk profile.

       Executive officers were also granted salary increases effective May 1, 2002, based on the Compensation Committee's assessment of the individual's leadership, technical knowledge, analytical ability, decision making, planning, personnel development and communication effectiveness and its objective review of the individual executive's goal achievement for the performance period in areas such as: loan production, investment return, operating efficiency, asset quality, management of capital, revenue increases, merger and acquisition integration and deposit retention. Mr. Grossi, Mr. John Koch and Mr. Neu have similar base salaries in recognition of their accountability for similarly significant pieces of Charter One's operations, which is representative of Charter One's highly efficient and flat organizational structure.

       Incentive Awards for 2002. Each year, the TEIGAP provides for a cash bonus award to Mr. C. Koch in recognition of his contribution to the achievement of Charter One's annual goals. The TEIGAP is not tied to stock price performance. The goals established in our annual business plan are designed such that if achieved, Charter One's earnings should increase while maintaining the institution's historical financial soundness. The TEIGAP Committee reviews Charter One's performance relative to the percentage achievement of the goals established in the annual business plan, which over the past several years have focused on core earnings growth, net worth, asset quality, efficiency ratio, loan origination, deposit growth and interest rate and credit risk. The amount included in Mr. C. Koch's 2002 cash compensation directly relates to his execution of the business plan and Charter One's achievement of results as measured against the 2002 business plan. Executive officers were also awarded cash

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bonuses which were functions of the achievement of Charter One's aforementioned goals and individual performance.

       In addition to cash bonus awards, during 2002 the Stock Option Committee granted stock option awards to purchase a total of 4,643,260 shares of Charter One common stock to employees and directors. Of the total stock option awards granted during the year ended December 31, 2002, Mr. C. Koch received a stock option award to purchase 255,000 shares of Charter One common stock. The Stock Option Committee believes that Mr. C. Koch's awards appropriately recognize his leadership and contributions to the continued strength and success of the Company while providing a significant incentive to create incremental shareholder value.

Submitted by the members of the Compensation, Stock Option and TEIGAP Committees

Michael P. Morley (Chairman) Phillip Wm. Fisher Denise Marie Fugo	Victor A. Ptak Jerome L. Schostak

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STOCK PERFORMANCE GRAPH

       The following Stock Performance Graph shall not be deemed to be soliciting material or to be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this graph therein, and shall not otherwise be deemed filed under such Acts.

       The rules and regulations of the SEC require the presentation of a line graph comparing, over a period of five years, the cumulative total shareholder return for the performance indicator of a broad equity market index and either a nationally recognized industry index or a peer group index constructed by the company. The following graph compares the performance of the Company's common stock with the Standard & Poors ("S&P") 500 Index and the Keefe, Bruyette & Woods 50 Total Return Index ("KBW 50"). The KBW 50 is a market capitalization-weighted bank stock index that includes all money-center banks and most regional bank holding companies. Charter One was added to the KBW 50 in 1999 and to the S&P 500 Index in 2000. The comparison assumes $100 was invested on January 1, 1998 in Charter One common stock and in each of the foregoing indices and assumes the reinvestment of all dividends. Historical stock price performance is not necessarily indicative of future stock price performance.

Comparison of Cumulative Total Return
Among Charter One Financial, Inc., The S&P 500 Index,
And The KBW 50 Index

$160
$140
$120
$100
$80
$60
12/31/1997
12/31/1998
12/31/1999
12/31/2000
12/31/2001
12/31/2002

		1/1/98	12/31/98	12/31/99	12/31/00	12/31/01	12/31/02
----	Charter One	$100.00	$ 93.98	$ 69.71	$113.64	$115.15	$131.43
----	S&P 500	100.00	128.58	155.63	141.46	124.65	97.25
----	KBW 50	100.00	108.28	104.52	125.48	120.31	112.00

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TRANSACTIONS WITH RELATED PARTIES

            From time to time, Charter One Bank provides residential mortgage loans to directors, officers and other employees. These loans are made in the ordinary course of business on substantially the same terms as those prevailing at the time for comparable transactions with the general public, except for reduced interest rates and fees. These loans, when made, have not involved more than the normal risk of collectibility or presented other unfavorable features. During 2002, no director or executive officer of Charter One or its subsidiaries, or a related party of such director or executive officer, had a loan with preferential terms and an outstanding aggregate balance exceeding $60,000.

PROPOSAL 2 -- REAPPROVAL OF THE CHARTER ONE
TOP EXECUTIVE INCENTIVE GOAL ACHIEVEMENT PLAN FOR PURPOSES OF
SATISFYING §162(m) OF THE INTERNAL REVENUE CODE

            Shareholders are being asked to reapprove the Charter One Top Executive Incentive Goal Achievement Plan, which is hereafter referred to as the "TEIGAP." The TEIGAP was originally adopted by the Board of Directors upon recommendation of the Compensation Committee of the Board in 1998 and approved by the shareholders at a special meeting held on November 13, 1998. Awards have been made under the TEIGAP each year commencing in 1999. It is necessary for the shareholders to reapprove the TEIGAP at the annual meeting for awards paid under the TEIGAP for 2004 to be exempt from the deductions limitation of §162(m) of the Internal Revenue Code. We are not amending or otherwise altering the TEIGAP in any respect and are not asking you to approve any amendments to the TEIGAP.

            Section 162(m) of the Internal Revenue Code limits the federal income tax deduction that Charter One may take for compensation paid to our "Covered Employees" unless certain requirements are satisfied. Section 162(m) places a $1,000,000 limit on the deduction that may be taken for compensation paid to any Covered Employee unless the compensation satisfies the criteria for an exemption. One exemption designed to allow deductibility of compensation in excess of $1,000,000 applies to compensation that is based on the attainment of objective performance measures established in advance by a committee of two or more outside directors, if the material terms of the performance measures under which the compensation is to be paid are disclosed to and approved by shareholders. Covered Employees are the chief executive officer and the four highest compensated officers (other than the chief executive officer) of a publicly-traded corporation, as determined pursuant to the executive compensation disclosure rules under the Securities Exchange Act of 1934. The TEIGAP is intended to preserve the deductibility of incentive compensation paid to TEIGAP participants who are Covered Employees.

Summary of the TEIGAP

            The following summary of the TEIGAP is qualified in its entirety by reference to the copy of the TEIGAP attached to this proxy statement as Annex A.

            Objectives. The purpose of the TEIGAP is to provide incentive compensation opportunities for certain senior officers of Charter One. The TEIGAP is designed to promote stability and the achievement of Charter One's performance objectives; to link top executive compensation to specific corporate performance objectives and individual goals; to provide a competitive reward structure for senior officers; and to encourage involvement and communication regarding Charter One's strategic plans.

            Participants in the TEIGAP have the opportunity to earn awards upon the attainment of performance measures established by the TEIGAP Committee, a committee consisting of two or more members of the Board of Directors, each of whom is an outside director as defined in §162(m) of the Internal Revenue Code. The members of the TEIGAP Committee are appointed by the Board of Directors. The following persons currently are members of the TEIGAP Committee: Michael P. Morley (Chairman), Phillip Wm. Fisher, Denise M. Fugo, Victor A. Ptak and Jerome L. Schostak.

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            Eligibility. Eligibility is limited to individuals holding top executive level positions whose functional responsibility encompasses the establishment of strategic direction and long-range plans for Charter One, including the Chief Executive Officer, Executive Vice Presidents and Senior Vice Presidents, whose position grade levels are 49 or higher. Participants for each plan year are eligible employees who are named by the TEIGAP Committee.

            In general, a participant must be employed by Charter One on the last day of the plan year to receive an award. A participant who retires, dies or becomes disabled during a plan year may, at the discretion of the TEIGAP Committee, receives a prorated award for that plan year. The TEIGAP Committee may determine whether a participant who ceases employment after the end of a plan year, but before the processing and distribution of awards for that plan year, is eligible to receive an award for that plan year.

            TEIGAP Administration. The TEIGAP Committee directs and controls the administration of the TEIGAP, taking into consideration the recommendations of the Chief Executive Officer. The Board of Directors has the exclusive authority to amend, modify, suspend or terminate the TEIGAP at any time, with or without notice, except that no amendment, modification, suspension or termination may in any manner adversely affect the right of any participant to receive any award amount which has been awarded to him or her. In addition, the Board of Directors has the right to reduce the recommended award amount without the consent of any participant. To qualify for the exemption from the deduction limitation of §162(m), shareholders must approve certain material amendments to the TEIGAP, such as a change in the business criteria upon which performance measures are based, the maximum amount of a participant's bonus, and a change in the class of employees eligible to participate in the TEIGAP. There have not been any amendments to the TEIGAP since its approval and adoption in 1998.

            Award Determination. The awards granted pursuant to the TEIGAP are determined according to a formula based on individual performance measures, corporate performance measures, and each participant's annual base salary. The amount of a participant's award, if any, is based on the degree to which the participant attains his or her individual goals and Charter One achieves its performance objectives.

            Charter One recognizes that the level of control and influence a participant has to impact his or her objective individual goals and Charter One's performance objectives is influenced by the participant's level of responsibility. As such, the portions of a participant's award attributable to the participant's attainment of his or her objective individual goals and to Charter One's achievement of its performance objectives are weighted differently based on the participant's level of responsibility. There are three levels of responsibility recognized in the TEIGAP:

            Level 1   Chief Executive Officer
            Level 2   Executive Vice Presidents
            Level 3   Senior Vice Presidents at position grade level 49 and above

            In order for an award to be payable to a participant, both of the following objectives must be met: (1) Charter One must achieve its performance objectives and (2) the participant must attain his or her objective individual goals.

            As soon as practicable but in any event within the first 90 days of each plan year, the TEIGAP Committee will establish specific individual and corporate performance measures, including threshold and one or more target levels associated with each performance measure. The individual performance measures for a plan year may be based on one or more of the following factors: cost-savings, increased non-interest revenue generation, increased production volumes, interest rate spread and interest rate risk profiles, specific project completions, and compliance with budgets, business plans and financial or business directives. Different performance measures may be established for different participants. The corporate performance measures for a plan year may be based on one or more of the following factors: earnings per share, net average interest spread and risk profile, recurring fees and other income, operating expenses, total loans and leases, energized assets, new checking accounts, gap between the borrowing and lending interest rates, gross income, net income, operating income, expense levels, debt balance, return on assets, return on equity, production volumes, sales, fee generation, loan generation or lease generation. The performance measures may be based on the performance of Charter One and/or any one or more of its subsidiaries, in the absolute or in relation to its peers, or the performance of a particular employee, or the performance of a particular division, department, branch, subsidiary or other unit to which a particular employee is assigned. Each performance measure will be weighted to reflect its relative importance to Charter One's business plan for the plan year. The sum of the weightings of the target performance measures for a participant for the year must equal 100 percent.

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            At the end of the plan year, each participant's objective individual performance measures are addressed in his or her performance review and a performance measure score is assigned to the participant by the TEIGAP Committee. The TEIGAP Committee shall also evaluate Charter One's performance as compared to its performance measures at the end of the plan year.

            In addition to the awards based upon attainment of performance goals as set forth above, from time to time, the TEIGAP Committee may, in its sole discretion, grant ad hoc bonuses pursuant to the TEIGAP to any participant or group of participants in such amount or amounts as it determines to be appropriate based upon such factors as it deems to be relevant including but not limited to successful merger completion. Any such ad hoc bonus will be paid in cash as soon as practical after the bonus is awarded. Ad hoc bonuses are subject to the deduction limitation of §162(m) of the Internal Revenue Code.

            Payment of Awards. As promptly as practicable but in any event within 75 days after the end of each plan year, the TEIGAP Committee will certify the performance measure scores for each participant. Each participant's award will then be determined by multiplying the target award by applying the participant's score to the formula and then adjusting down (but not up) such award for such subjective factors as the TEIGAP Committee deems appropriate including whether overall individual performance met expectations. At any time during a plan year, the TEIGAP Committee will have the discretion to reduce (but not increase after the first 90 days of the plan year) the factors entering into the calculation of any participant's award for the year. The maximum award under the TEIGAP that may be paid to any participant in any year is $2,000,000. Awards under the TEIGAP will be paid in cash as soon as practical following the end of the plan year.

            Since Company and individual performance objective and goals under the TEIGAP are established each year, it cannot be determined at this time what amounts, if any, will be paid in the future.

Vote Required and Board Recommendation

            Reapproval of the Charter One Top Executive Incentive Goal Achievement Plan for §162(m) purposes requires the affirmative vote of a majority of the votes cast at the meeting by the holders of shares entitled to vote. The Board of Directors recommends a vote FOR reapproval of the plan.

PROXY SOLICITATION COSTS

            Charter One will pay the costs of soliciting proxies. Charter One will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of Charter One common stock. Charter One has engaged Georgeson Shareholder, a proxy soliciting firm, to assist in the solicitation of proxies at a cost of $7,500, plus reasonable out-of-pocket expenses. In addition to solicitation by mail, directors, officers and employees of Charter One may solicit proxies personally or by facsimile, telegraph or telephone, without additional compensation.

SHAREHOLDER PROPOSALS FOR 2004 ANNUAL MEETING

            In order to be eligible for inclusion in Charter One's proxy materials for next year's Annual Meeting of Shareholders, any shareholder proposal must be received at Charter One's executive office at 1215 Superior Avenue, Cleveland, Ohio 44114 on or before November 14, 2003. To be considered for presentation at next year's annual meeting, although not included in the proxy statement, any shareholder proposal must be received at Charter One's executive office not less than 60 days nor more than 90 days prior to the scheduled annual meeting, regardless of any postponements, deferrals or adjournments of that meeting to a later date; provided, however, that in the event that less than 70 days' notice or prior public disclosure of the date of the scheduled annual meeting is given or made, the shareholder proposal must be received on or before the close of business on the tenth day following the day on which notice of the date of the annual meeting was mailed or public announcement of the date of such meeting was made, whichever occurs first.

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            All shareholder proposals for inclusion in Charter One's proxy materials shall be subject to the requirements of the proxy rules adopted under the Securities Exchange Act of 1934 and, as with any shareholder proposal (regardless of whether it is included in Charter One's proxy materials), Charter One's certificate of incorporation and bylaws, and Delaware law.

OTHER MATTERS

            The Board of Directors knows of no other business that will be presented at the meeting. If any other matter properly comes before the shareholders for a vote at the meeting, however, the proxy holders will vote your shares in accordance with their best judgment.

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Appendix A

CHARTER ONE FINANCIAL, INC.
TOP EXECUTIVE INCENTIVE GOAL ACHIEVEMENT PLAN

Plan Objectives

The purpose of the Plan is to achieve the following objectives:

>	to promote stability and the achievement of Charter One's performance objectives;
>	to link top executive compensation to specific corporate performance objectives and individual goals;
>	to provide a competitive reward structure for senior officers; and
>	to encourage involvement and communication regarding Charter One's strategic plans.

Plan Duration

The Plan shall be effective for five consecutive Plan Years beginning on the Effective Date and ending on December 31, 2003.

Definitions

When used in the Plan, the words and phrases below have the following meanings:

         "Board" means the Corporation's Board of Directors.

         "Charter One" means the Corporation, together with any other organization that is required to be considered, along with the Corporation, a single employer in accordance with consolidated financial reporting.

         "Code" means the Internal Revenue Code of 1986, as amended from time to time.

         "Committee" means a committee appointed by the Board and consisting of two or more members of the Board, each of whom is an outside director as defined in Code Section 162(m).

         "Corporation" means Charter One Financial, Inc., a Delaware corporation, and any successor thereto.

         "Effective Date" means January 1, 1999.

         "Employee" means any individual employed by Charter One as a common law employee, but does not mean any individual who renders service solely as a director or independent contractor.

         "Participant" means an Employee who is named by the Committee as eligible to participate in the Plan for a Plan Year.

         "Plan" means the Charter One Financial, Inc. Top Executive Incentive Goal Achievement Plan.

         "Plan Year" means the calendar year beginning January l and ending December 31.

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Eligibility and Participation

The Committee shall annually define the individual Employees eligible for participation in the Plan.

Eligibility normally shall be limited to top executive-level Employees of Charter One whose functional responsibility includes the establishment of strategic direction and long-range plans for Charter One, including the Chief Executive Officer, Executive Vice Presidents and Senior Vice Presidents, whose position grade levels are 49 or higher.

An Employee who is hired, transferred or promoted into an eligible position must be selected by the Committee to participate in the Plan. An Employee who is hired, transferred or promoted into an eligible position within the first six months of a Plan Year, and who is selected to participate, may receive a prorated award for that Plan Year. An Employee who is hired, transferred or promoted into an eligible position in the last six months of a Plan Year shall be eligible to be selected to participate the following Plan Year.

In general, a Participant must be employed by Charter One on the last day of the Plan Year to receive an award. A Participant who retires, dies or becomes disabled during a Plan Year may, at the discretion of the Committee, receive a prorated award for that Plan Year. The Committee shall have the authority to determine whether a Participant who ceases employment after the end of the Plan Year, but before the payment of awards for that Plan Year, is eligible to receive an award for that Plan Year.

Award Opportunity

The Committee shall provide an award opportunity to Participants who attain certain objective individual goals and assist Charter One in achieving certain of its corporate performance objectives for a Plan Year. The award opportunity shall be a percentage of each Participant's annual base salary at the end of the Plan Year. Differences in the amount of impact on Charter One's success shall be recognized by varying award opportunities for each Participant level. The amount of a Participant's award, if any, shall be based on the degree to which the Participant attains his or her objective individual goals and Charter One achieves its performance objectives.

The Committee recognizes that the level of control and influence a Participant has to impact his or her objective individual goals and the corporate performance objectives is influenced by the Participant's level of responsibility. As such, the portions of a Participant's award attributable to the Participant's attainment of his or her objective individual goals and to Charter One's achievement of its corporate performance objectives shall be weighted differently based on the Participant's level of responsibility.

There are three levels of participation:

         Level 1:  Chief Executive Officer

         Level 2:  Executive Vice Presidents

         Level 3:  Senior Vice Presidents at position grade level 49 and above

Performance Measures

As soon as practicable, but in any event within the first 90 days of each Plan Year, the Committee shall establish specific individual performance measures and corporate performance measures for Charter One, including threshold and one or more target levels associated with each performance measure. The individual performance measures for a Plan Year may be based on one or more of the following criteria: cost-savings, increased fee generation, increased production volumes, interest rate spread and risk profiles, specific project completions, and compliance with budgets, business plans and financial or business directives. The corporate performance measures for a Plan Year may be based on one or more of the following criteria: earnings per share, net average interest spread and risk profile, recurring fees and other income, operating expenses, total loans and leases, energized assets, new checking accounts, gap between the borrowing and lending interest rates, gross income, net income, operating income, expense levels, debt balance, return on assets, return on equity, production volumes, sales, fee generation, loan generation or lease generation.

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The performance measures may be based on the performance of Charter One, in the absolute or in relation to its peers, or the performance of a particular Participant, or the performance of a particular division, department, branch, subsidiary or other unit to which a particular Participant is assigned. Different performance measures may be established for different Participants. Each performance measure shall be weighted to reflect its relative importance to Charter One's business plan for the Plan Year. The sum of the weightings of the target performance measures for a Participant for the Plan Year must equal 100 percent.

Award Determination

Under the Plan, a Participant may be eligible to receive an award for a Plan Year, equal to a percentage of his or her annual base salary at the end of the Plan Year, if the Participant attains certain objective individual goals and assists Charter One in achieving certain of its performance objectives.

The awards granted pursuant to the Plan shall be determined according to a formula based on each Participant's objective individual performance measures, Charter One's corporate performance measures, and each Participant's annual base salary.

Annual Performance Evaluations

At the end of the Plan Year, each Participant's objective individual performance measures shall be addressed in his or her performance review and a performance measure score shall be assigned to the Participant by the Committee. The Committee also shall evaluate Charter One's performance as compared to its corporate performance objectives at the end of the Plan Year.

Award Conditions

Participation in the Plan shall not entitle any Participant to an award. In order for an award to be payable to a Participant, both of the following objectives must be met:

>	Charter One's threshold corporate performance objectives must be achieved; and
>	the Participant's threshold objective individual goals must be attained.

Thus, for example, if a Participant attains his or her threshold objective personal goals for a Plan Year but Charter One's threshold corporate performance objectives are not met, no award will be paid to the Participant for that Plan Year. Similarly, if Charter One's threshold corporate performance objectives for a Plan Year are met, but a Participant fails to attain his or her threshold objective individual goals, no award will be paid to that Participant for that Plan Year.

Payment of Awards

As promptly as practicable but in any event within 75 days after the end of each Plan Year, the Committee shall certify the performance measure scores for each Participant. Each Participant's award shall be determined by multiplying the target award by applying the Participant's score to the formula and then adjusting down (but not up) such award for such subjective factors as the Committee deems appropriate, including whether the Participant's overall individual performance met expectations. Awards under the Plan shall be paid in cash, subject to applicable withholding taxes, as soon as practical following the end of the Plan Year.

Special Ad Hoc Bonuses

In addition to the Plan awards based upon attainment of performance goals as set forth above, from time to time, the Committee may, in its sole discretion, grant ad hoc bonus awards to any Participant or group of Participants in such amount or amounts as it determines to be appropriate based upon such criteria as it deems to be relevant, including but not limited to successful merger completion. Any such ad hoc bonus award shall be paid in cash as soon as practical after the bonus is awarded.

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Maximum Total Awards

The maximum award, including any special ad hoc bonus awards, that may be paid to any Participant in any Plan Year is $2,000,000.

Plan Administration

The Committee shall direct and control the administration of the Plan, taking into consideration the recommendations of the Chief Executive Officer. The Committee shall have the right and authority to perform the following administrative tasks: (1) to interpret the Plan; (2) to adopt, amend or rescind rules and regulations relating to the administration and interpretation of the Plan; (3) to make all other determinations necessary or advisable for administering the Plan; (4) to exercise the powers conferred on the Committee under the Plan; and (5) to correct any defect, supply any omission or reconcile any inconsistency in the Plan in the manner and to the extent it deems expedient to carry it into effect, and it is the sole and final judge of such expediency.

The Board shall have the exclusive authority to amend, modify, suspend or terminate the Plan at any time, with or without notice, except that no amendment, modification, suspension or termination may in any manner adversely affect the right of any Participant to receive any award amount which has been awarded to him or her. To qualify for the exemption from the deduction limitation of Code Section 162(m), shareholders must approve certain material amendments to the Plan, such as a change in the business criteria upon which performance measures are based, the maximum amount of a Participant's bonus, or a change in the class of Employees eligible to participate in the Plan.

Not an Employment Contract

The Plan does not, and shall not be deemed to, constitute a contract of employment between Charter One and any Participant. Nothing in the Plan confers on any Employee the right to remain in the employment of Charter One or limits the right of Charter One to discharge the Employee.

Alienation of Award

Because participation in the Plan does not guarantee any award under the Plan, any attempt by an Employee to sell, transfer, assign, pledge, or otherwise encumber any anticipated award shall be void, and Charter One shall not be liable in any manner for or subject to the debts, contracts, liabilities, engagements, or torts of any person who might anticipate an award under the Plan.

Approval by Shareholders

Notwithstanding any other provision of the Plan, the Plan is subject to, and shall become effective only upon, approval by the Corporation's shareholders at the meeting of shareholders on November 13, 1998.

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Dear Charter One Financial Shareholder:

If you have participated in Electronic Delivery of Annual Meeting materials, we would like to thank you. The Annual Report and Proxy Statement are available in their entirety for your review at the following website http://www.charterone.com/2003annualmeeting.

If you have not participated in the program, but would like to see what you would receive in lieu of a paper Annual Report and Proxy Statement, please visit the above mentioned website. To consent to receive materials over the Internet for future Annual Meetings, log onto www.econsent.com/cf and follow the instructions provided.

Thank you for your interest in Charter One.

DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL

CHARTER ONE FINANCIAL, INC.

ANNUAL MEETING -- APRIL 22, 2003
CONFIDENTIAL VOTING AUTHORIZATION CARD

As a participant in the Charter One Bank Retirement Savings Plan (the "Plan"), I hereby direct the trustee of the Plan in which I participate to vote all shares of Charter One Financial, Inc. ("Charter One") common stock allocated or credited to my account under such Plan as of February 21, 2003, in accordance with the instructions on the reverse side of this card, at the annual meeting of shareholders to be held on April 22, 2003, or any adjournment or postponement thereof. Please see page 2 of the Proxy Statement, "How is Company Stock in the Company's Retirement Savings Plan voted?" for a further description of voting by the trustee.

The undersigned participant acknowledges receipt prior to the execution of this voting authorization card of the Notice of Annual Meeting of Charter One Financial, Inc. to be held on April 22, 2003, an Annual Report to Shareholders for the year ended December 31, 2002, and a proxy statement relating to the business to be addressed at the meeting.

Please promptly complete, date, sign and mail the attached card in the enclosed pre-addressed, postage-paid envelope. Do not return your authorization card if you are voting by Telephone or the Internet.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

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CHARTER ONE FINANCIAL, INC.
C/O EQUISERVE TRUST COMPANY N.A.
P.O. BOX 8694
EDISON, NJ 08818-8694

Voter Control Number

Your vote is important. Please vote immediately.

Vote by Internet	OR	Vote by Telephone
1. Log on to the Internet and go to http://www.eproxyvote.com/cf. 2. Enter your Voter Control Number listed above and follow the easy steps outlined on the secured website.		1. Call toll-free 1-877-PRX-VOTE (1-877-779-8683) 2. Enter your Voter Control Number listed above and follow the easy recorded instructions.

If you vote over the Internet or by telephone
please do not mail your card.

DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL
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Please mark votes as in this example.

This authorization when properly executed and returned to the trustee will be voted as directed or, if no direction is indicated it will be voted "for" the proposals listed on this card. Should a director nominee be unable to serve as a director, an event that we do not currently anticipate, the persons named in this card reserve the right, in their discretion, to vote for a substitute nominee designated by the Company.
1. Election of Directors. Nominees: (01) Phillip Wm. Fisher; (02) Mark D. Grossi; (03) Karen R. Hitchcock; (04) John D. Koch; (05) Michael P. Morley; (06) Joseph C. Scully; (07) John P. Tierney	2. To reapprove the Charter One Financial, Inc. Top Executive Incentive Goal Achievemant Plan for purposes of satisfying §162(m) of the Internal Revenue Code	FOR AGAINST ABSTAIN
FOR ALL NOMINEES	WITHHELD FROM ALL NOMINEES

__________________________________________ For all nominees except as noted above. Please insert the number corresponding to the nominee for whom you want your vote withheld.	The Board of Directors recommends a vote "FOR" each of the proposals.
MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT	MARK HERE IF YOU PLAN TO ATTEND THE MEETING
Please sign exactly as your name(s) appear(s) on this card. When signing as attorney, executor, administrator, trustee, officer, partner or guardian, please give full title. If more than one trustee, all should sign.

Signature: __________________________     Date:_____________          Signature: ______________________________     Date:_____________

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Dear Charter One Financial Shareholder:

If you have participated in Electronic Delivery of Annual Meeting materials, we would like to thank you. The Annual Report and Proxy Statement are available in their entirety for your review at the following website http://www.charterone.com/2003annualmeeting.

If you have not participated in the program, but would like to see what you would receive in lieu of a paper Annual Report and Proxy Statement, please visit the above mentioned website. To consent to receive materials over the Internet for future Annual Meetings, log onto www.econsent.com/cf and follow the instructions provided.

Thank you for your interest in Charter One.

DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL

REVOCABLE PROXY
CHARTER ONE FINANCIAL, INC.

Annual Meeting of Shareholders • Tuesday, April 22, 2003

This proxy is being solicited by the Board of Directors of Charter One Financial, Inc. The undersigned hereby appoints the members of the Board of Directors of Charter One Financial, Inc., and its survivors with full power of substitution, and authorizes them to represent and vote, as designated below and in accordance with their judgment upon any other matters properly presented at the annual meeting, all shares of Charter One Financial, Inc. common stock held of record by the undersigned at the close of business on February 21, 2003, at the annual meeting of shareholders to be held on Tuesday, April 22, 2003, and at any and all adjournments or postponements thereof.

The undersigned shareholder acknowledges receipt from Charter One Financial, Inc. prior to the execution of this proxy, of the Notice of Annual Meeting scheduled to be held on April 22, 2003, an Annual Report to Shareholders for the year ended December 31, 2002, and a proxy statement relating to the business to be addressed at the meeting.

Please promptly complete, date, sign and mail the attached proxy in the enclosed pre-addressed, postage-paid envelope. Do not return your proxy card if you are voting by Telephone or the Internet.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

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CHARTER ONE FINANCIAL, INC.
C/O EQUISERVE TRUST COMPANY N.A.
P.O. BOX 8694
EDISON, NJ 08818-8694

Voter Control Number

Your vote is important. Please vote immediately.

Vote by Internet	OR	Vote by Telephone
1. Log on to the Internet and go to http://www.eproxyvote.com/cf. 2. Enter your Voter Control Number listed above and follow the easy steps outlined on the secured website.		1. Call toll-free 1-877-PRX-VOTE (1-877-779-8683) 2. Enter your Voter Control Number listed above and follow the easy recorded instructions.

If you vote over the Internet or by telephone
please do not mail your card.

DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL
---------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------
Please mark votes as in this example.

This authorization when properly executed and returned to the trustee will be voted as directed or, if no direction is indicated it will be voted "for" the proposals listed on this card. Should a director nominee be unable to serve as a director, an event that we do not currently anticipate, the persons named in this card reserve the right, in their discretion, to vote for a substitute nominee designated by the Company.
1. Election of Directors. Nominees: (01) Phillip Wm. Fisher; (02) Mark D. Grossi; (03) Karen R. Hitchcock; (04) John D. Koch; (05) Michael P. Morley; (06) Joseph C. Scully; (07) John P. Tierney	2. To reapprove the Charter One Financial, Inc. Top Executive Incentive Goal Achievemant Plan for purposes of satisfying §162(m) of the Internal Revenue Code	FOR AGAINST ABSTAIN
FOR ALL NOMINEES	WITHHELD FROM ALL NOMINEES

__________________________________________ For all nominees except as noted above. Please insert the number corresponding to the nominee for whom you want your vote withheld.	The Board of Directors recommends a vote "FOR" each of the proposals.
MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT	MARK HERE IF YOU PLAN TO ATTEND THE MEETING
Please sign exactly as your name(s) appear(s) on this card. When signing as attorney, executor, administrator, trustee, officer, partner or guardian, please give full title. If more than one trustee, all should sign.

Signature: __________________________     Date:_____________          Signature: ______________________________     Date:_____________